Exhibit 5


                              Spartech Corporation
                            120 South Central Avenue
                             Clayton, Missouri 63105


                                  May 17, 2000




Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

I am the Vice President and General Counsel of Spartech Corporation, a Delaware corporation (the "Registrant").

In my capacity as legal counsel for the Registrant I have examined the form of Registration Statement on Form S-3 (the "Registration Statement") proposed to be filed by the Registrant with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, relating to 1,636,700 shares of common stock, par value $.75 per share (the "Registrant Common Stock"), which are subject to issuance by the Registrant pursuant to the conversion of an aggregate of 1,000,000 6.50% Convertible Preferred Securities (liquidation preference $50 per Convertible Preferred Security) of Spartech Capital Trust (the "Convertible Securities") and which, following conversion of the Convertible Securities, would be offered pursuant to the Registration Statement by the persons named therein as selling security holders. In this connection, I have examined such records, documents and proceedings of the Registrant and its board of directors as I have deemed relevant and necessary as a basis for the opinion expressed herein.

     Upon the basis of and in reliance on the foregoing, I am of the opinion that, when issued upon conversion of the Convertible Securities pursuant to the terms thereof, the shares of Registrant Common Stock referred to above will have been duly and validly authorized and issued and will be fully paid and non-assessable.

     I hereby consent to filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to all references to me as counsel for the Registrant in the prospectus included in the Registration Statement.

                                   Very truly yours,

                                   s/Jeffrey D. Fisher
                                   Jeffrey D. Fisher

                                   Vice President and General Counsel